Exhibit 99.1

                                           COMPANY CONTACT:

                                           Steve Loomis, Chief Financial Officer
                                           CardioDynamics
                                           800-778-4825, Ext. 1015
                                           sloomis@cdic.com


            CardioDynamics Announces Over $2M of International Sales
                        for Two Large Hospital Customers

             International Business Experiencing Accelerated Growth

SAN DIEGO, CA--January 15, 2008--CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced shipments of over $2 million of ICG NICCOMO(TM) monitoring systems to two large international hospital customers. Approximately $1.8 million of NICCOMO monitors, the Company's largest sale ever of these systems, were ordered, paid for, and shipped during November 2007 through January 2008 to an undisclosed (at the customer's request) eastern European hospital purchaser. Additionally, the Instituto de Salud del Estado de Mexico (ISEM), the hospital network of the state of Mexico within the country of Mexico, purchased over $200,000 of NICCOMO monitors early in January 2008.

The ICG monitors provided to ISEM will be installed in the intensive care units of 10 hospitals throughout Mexico and were purchased to provide advanced healthcare service in the intensive care units within ISEM. This sale was a follow-on order to a previous sale of BioZ ICG monitors to the same customer in 2006.


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Michael K. Perry, Chief Executive Officer of CardioDynamics, stated, "We are very pleased with the acceleration in growth that we have seen recently from our international sales regions. During the fourth quarter 2007, international revenue increased over 50% from fourth quarter 2006, and with the sale to Mexico, coupled with the second half shipment of the large European sale, we are off to a very good start in fiscal 2008. Additionally, over the past several quarters we have seen steady improvement in sales of BioZ(R) ICG modules to Mindray, which is the largest patient monitoring company in China and whose sales have grown consistently at over 40% per annum over the last several years."

Perry added, "Both of these large customers purchased ICG devices designed and manufactured by our Medis division which we acquired in June 2004. This German team has been an excellent addition to CardioDynamics delivering consistent, profitable growth from day one of the acquisition."

The Company's market development strategy for its proprietary ICG technology is designed to optimize success in both the physician office and hospital markets. To date, the United States strategy has been principally focused in the physician office market, which, at this stage in market acceptance, is optimally served by a direct sales force. Internationally, the Company's primary market has been in the hospital, where hospital specialty distributors and original equipment manufacturer (OEM) integration partnerships are integral to success. Last year, the Company announced its Phoenix Initiative which was a series of strategies focused on new revenue growth opportunities, including the expansion of the international ICG market.


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Shenzhen Mindray Bio-Medical Electronics co., Ltd., located in Shenzhen, China is engaged in the development, manufacturing, marketing and selling of electro-medical equipment in the patient monitoring, laboratory instrument and medical ultrasound fields. With annual sales growing at 40% in recent years, Mindray has positioned itself as one of the largest medical equipment providers in China since its establishment in 1991. Additional information can be found on the company's website at http://www.mindray.com.

About CardioDynamics:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as potential growth rates, success of strategic partner relationships including potential increased hospital market penetration, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2006 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.